Exhibit 34.4

[LOGO] Crowe(R)

       Crowe Chizek and Company LLC
       Member Horwath International



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Integra Bank Corporation

We have examined management's assertions, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Integra Bank Corporation (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions for which the Company served as a servicer that are backed by the same asset type backing the asset backed security transaction completed by IndyMac ABS, Inc. and IndyMac Home Equity Mortgage Loan Asset-Backed Trust, that were completed on or after January 1, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the year ended December 31, 2007 including IndyMac Home Equity Mortgage Loan Asset-Backed Trust (Series 2006-H1, 2006-H2, 2006-H3, 2006-H4, and 2007-H1, herein referred to as "the Platform") except for criteria 1122(d)(1)(i)-(iv), 1122(d) (2) (ii)-(vii), 1122(d)(3)(i)-(iv),
1122(d)(4)(i)-(iii), and 1122(d)(4)(v)-(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. With respect to Item 1122(d)(4)(iv), the Company's responsibility is limited to the timely delivery of payments to the primary servicer, First Data Resources, and the Company does not take responsibility for the posting of payments by the primary servicer, First Data Resources. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination through the period ended November 30, 2007, the date of the termination of the contract.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the
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Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of November 30, 2007, and for the period from January 1, 2007 through November 30, 2007 for the Platform is fairly stated, in all material respects.

                                        /s/ Crowe Chizek and Company LLC
                                            Crowe Chizek and Company LLC


Louisville, Kentucky
January 22, 2008